Exhibit 19.1

MARKETAXESS HOLDINGS INC. INSIDER TRADING POLICY

(As Approved by the Board of Directors)

The following insider trading policy of MarketAxess Holdings Inc. and its subsidiaries (collectively, the “Company”) is intended to help the Company comply with U.S. federal and state securities laws, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company.

Failure to comply with this policy could result in a serious violation of the securities laws by you and/or the Company and can result in both civil and criminal penalties, as further described below. It is important that you review this policy carefully.

I.
Policy Prohibiting Insider Trading

Insiders and Related Persons (each as defined in Section III) who are in possession of material non-public information about the Company or Company Securities (as defined in Section II) may not (i) directly or indirectly, buy, sell or gift Company Securities, except as otherwise specified in this policy, or (ii) “tip” that information on to third parties as discussed below.

Insiders may be liable for communicating or passing (“tipping”) material nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on material nonpublic information tipped to them and individuals who trade on material nonpublic information that has been misappropriated. Tippees inherit an Insider’s duties and are liable for trading on material nonpublic information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

In addition, this policy prohibits Insiders and Related Persons from trading the securities of, taking advantage of or sharing information about another company at any time when such person has material non-public information about that company learned in the course of his/her employment with the Company. What is or is not material non-public information about another company is a factual matter that will ultimately be determined in hindsight.

Finally, this policy prohibits Insiders and Related Persons from trading in the securities of, taking advantage of or sharing information about another company at any time such person has material non-public information about the Company that could affect the share price of the other company (such companies “Linked Companies” and their securities “Linked Securities.”). What is or is not a “Linked Company” or a “Linked Security” is a factual matter that will ultimately be determined in hindsight.

II.
What Securities are Subject to this Policy?

This policy applies to transactions in Company securities, including common stock, options to purchase common stock, or any other type of security that the Company may issue, such as preferred stock, debt, convertible debt and warrants, as well as derivative securities that are not issued by the Company such as exchange-traded put or call options or swaps relating to the Company or securities issued by the Company (collectively referred to as “Company Securities”). For example, this policy may apply to open market purchase and sales, gifts, transfer of assets into or out of Company shares within an associate benefit plan (such as 401(k) or a stock purchase plan), and “cashless” exercises of stock options.

As described above, this policy could also apply to the securities of certain other companies under certain circumstances.

III.
Who is Subject to this Policy?

This policy applies to all transactions in Company Securities by “Insiders.” Insiders are (1) members of the Board of Directors (“Board”) of the Company, (2) employees of the Company and (3) any agency worker, consultant, representative, or independent contractor (“Representative”) or other person in a special relationship with the Company (e.g., its auditors and attorneys). This policy also applies to the “Related Persons” of Insiders. A “Related Person” includes (a) an Insider’s spouse, parent, stepparent, grandparent, child, stepchild, grandchild, sibling and in-law, including adoptive relationships, in each case whose transactions are subject to the Insider’s influence or control, and anyone else living in the same household as the Insider (whether or not family members) (collectively “Family Members”); and (b) entities or accounts that are under an Insider’s or Family Member’s influence or control, or are a beneficiary of an Insider or their Family Members including partnerships in which the Insider is a general partner; trusts of which the Insider is a trustee; estates of which the Insider is an executor; (collectively “Controlled Entities”).

Insiders should be especially careful with respect to transactions of Related Persons. You are responsible for the transactions of Related Persons and therefore should make them aware of the requirements of this policy, including the pre-clearance procedures described in Section IX.4. below, and the need to confer with you before they trade in Company Securities.

IV.
Individual Responsibility and Consequences of Violation

You are responsible for complying with this policy, including for determining whether you are aware of material non-public information. Any action on the part of the Company, the Legal Department or other Insiders pursuant to this policy (or otherwise) does not, in any way, constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws, as described below.

Insider trading and tipping is a serious crime. Insiders may be subject to criminal prosecution and/or civil liability for trading in Company Securities, or, in certain circumstances described above, trading in the securities of other companies on the basis of material information that has not been fully disclosed to the public. There are no limits on the size of a transaction that will trigger insider trading liability; relatively small trades have in the past resulted in SEC investigations and lawsuits. Persons found liable for insider trading face penalties of up to three times the profit gained or loss avoided, a criminal fine of up to $5 million, and up to 20 years in jail. The Company (and its officers and directors) could face penalties, the greater of $1 million or three times the profit gained or loss avoided, as a result of the individual’s violation and/or a substantial criminal penalty for failing to take steps to prevent insider trading. Finally, in addition to the potential criminal and civil liabilities mentioned above, in certain circumstances the Company may be able to recover all profits made by an Insider, plus collect other damages.

Without regard to the penalties that may be imposed by others, the Company may impose sanctions for any violation of this policy, whether or not such violation resulted in a violation of law, including dismissal from the Board of Directors, termination of your employment with the Company or, with respect to Representatives, termination of the contract or engagement.

It does not matter: (i) that the transactions in question may have been planned or committed to before the Insider or Related Person came into possession of the material non-public information; (ii) whether the Insider or Related Person suffered economic loss as a consequence of trading in violation of this policy; or (iii) whether compliance with this policy would cause the Insider to suffer an economic loss.

Finally, insider trading can cause a substantial loss of confidence in the Company and the Company Securities on the part of the public and the securities markets. This could have an adverse impact on the Company and its stockholders.

V.
What Information is Non-Public?

Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information disclosed by the following methods are generally considered to be widely disseminated:

•
a press release disseminated through newswire services;
•
a Form 8-K or other document filed with, or furnished to, the U.S. Securities and Exchange Commission (“SEC”) when available on the SEC’s website; or
•
a conference call (or webcast of such a call) that is open to the public at large, and has been the subject of adequate advance notice within the meaning of Regulation FD, under the Securities Exchange Act of 1934, as amended.

By contrast, information would likely not be considered widely disseminated if it is:

•
only provided to the Company’s employees, or only available to a select group of persons; or
•
only communicated through the Company’s website or through social media (e.g., Twitter or Facebook).

A speech to an audience, a TV or radio appearance, or an article in an obscure magazine does not qualify as wide dissemination. Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to digest the news. Generally, two full trading days following a press release, an SEC filing, or any other public announcement, is regarded as sufficient for dissemination and interpretation of material information. For example, if the Company were to make an announcement that included previously non-public information on a Monday during trading hours, you should not trade in Company Securities until open market on Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period of dissemination and interpretation should apply to the release of specific material non-public information.

VI.
What Information is Material?

It is not possible to define all categories of material information. In general, information should be regarded as material if there is a likelihood that it would be considered important by a reasonable investor in making a decision regarding the purchase or sale of Company Securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight.

Although it may be difficult under this standard to determine whether certain information is material, there are various categories of information that would almost always be regarded as material. Examples of such information include, but are not limited to:

•
earnings information or guidance;
•
volume and/or market share information;
•
potential mergers, acquisitions or divestitures, and other purchases and sales of companies and investments in companies;
•
entering into, or termination of, material contracts outside of the ordinary course of business;
•
significant litigation exposure, including criminal indictments or government investigations, or regulatory proceedings;
•
public offerings or private sales of equity or debt securities;
•
bankruptcy, insolvency or receivership;
•
significant cybersecurity incidences or privacy breaches, whether at the Company’s facilities or through its information technology infrastructure;
•
significant borrowing activities, including contemplated financings and refinancings outside of the ordinary course of business;

•
a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
the establishment, modification or termination of a repurchase program for Company Securities;
•
extraordinary business developments;
•
significant expansion or cutback of operations;
•
loss of a material vendor;
•
significant changes in pricing or cost structure;
•
changes in auditors or notification that the auditor’s reports may no longer be relied upon;
•
obtaining regulatory approvals;
•
changes in senior executive management; and
•
a material weakness in internal controls over financial reporting.

The foregoing list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

VII.
Direct Questions to the Legal Department

If you have questions about this policy, including with respect to the materiality of information, you should contact the Legal Department for clarification.

Further, any Insider or Related Person who believes that they may be in possession of material non-public information and are contemplating a transaction in Company Securities must contact the Legal Department prior to executing the transaction to determine if such transaction is permissible (see Section IX.4., below). Officers and directors should be particularly careful, since avoiding the appearance of engaging in a transaction in Company Securities on the basis of material non-public information can be as important as avoiding a transaction actually based on such information.

In addition to the requirement that Insiders not trade in Company Securities when in possession of material non-public information, all Insiders and their Related Persons are prohibited from trading during the “Black-Out” period defined below in Sections IX.1, 2, and 3.

VIII.
Prohibited Hedging, Pledging and Other Transactions

No employee or director, may engage, directly or indirectly, in hedging transactions in Company Securities or transactions of a speculative nature at any time. Hedging includes the purchase of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and certain exchange funds, if the terms of such fund indicate that the fund could be used to hedge Company Securities) and other transactions designed to hedge or offset, or that have the effect of hedging or offsetting, any decrease in the market value of Company Securities or limit the ability to profit from an increase in the value of Company Securities. All Insiders are prohibited from short-selling Company Securities or engaging in transactions involving Company-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of Company Securities. This prohibition includes, but is not limited to, trading in Company-based put and call option contracts, transacting in straddles, and similar transactions. However, as indicated in Section X. 1 below, certain holding and exercising of options, warrants or other derivative securities that you may have received under the Company’s equity incentive plans is not prohibited by this policy, nor is trading in the Company’s convertible debentures, if any.

In addition, no employee or director, may pledge, hypothecate, or otherwise encumber shares of Company Securities as collateral for indebtedness. This includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.

IX.
Additional Restrictions and Requirements

1.
Black-Out Period. No Insider or their Related Persons may engage in a transaction in Company Securities or Linked Securities during the period commencing on and including the sixteenth day of the third calendar month of each fiscal quarter and ending after the completion of two full trading days after the financial results of the Company’s operations for such quarter are publicly announced. This period is known as the “Black-Out” period. The Company’s Legal Department sends reminders via email regarding the start and end of each regularly scheduled Black-Out period.

2.
Company Plan Black-Out Periods. Directors and executive officers of the Company are prohibited from trading in the Company's Securities or Linked Securities during a Black-Out period imposed under an "individual account" retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

3.
Additional Black-Out Periods. The chief executive officer (the “CEO”) and the General Counsel have the authority to impose restrictions on trading in Company Securities or Linked Securities by appropriate individuals at any time, in addition to the automatic restriction imposed pursuant to paragraph 1 above. This would include, without limitation, the imposition of lengthier periods during which specified individuals or groups of individuals would be prohibited from trading in Company Securities. In such circumstances, the CEO or General Counsel will notify the affected individuals to inform them of the restrictions. The Company’s implementation of an additional Black-out Period could itself be, or otherwise imply the existence of, material non-public information. Accordingly, if you are made aware of the existence of an event-specific Black-out Period, that, itself, may be material non-public information, you should not disclose the existence of such Black-out Period to any other person.

4.
Pre-Clearance. Directors and employees of the Company and their Related Persons, must seek pre-approval from the Legal Department at least two (2) business days before the date of a proposed transaction whenever they intend to engage in a transaction involving Company Securities, including the placing of limit orders. At the time of executing a transaction in Company Securities, such individual will be responsible for verifying that the Company has not imposed any restrictions on their ability to engage in transactions. If the individual has not completed the transaction within five (5) trading days of effectiveness of the pre-approval and still wishes to engage in the transaction, then the individual must seek an additional pre-approval with the Legal Department and re-verify the nonexistence of any restrictions on such transaction.

For the avoidance of doubt, employees and directors and their Related Persons must also pre-clear gifts to charities or other persons and other transfers of Company Securities, including 401(k)-related transactions, with the Legal Department before the gift or other transfer is made.

If pre-approval of a proposed transaction is denied, you must refrain from initiating any transaction in Company Securities, and do not inform any other person of the restriction. Pre-clearance requests will not be granted during a Black-Out Period.

5.
Cancellation of Transaction Instructions. Any individual who has placed a limit order or open instruction to buy or sell Company Securities or Linked Securities bears responsibility for canceling such instructions immediately in the event restrictions are imposed on their ability to trade in accordance with this Section IX.

6.
Opposite-way Transactions Restricted. Employees and directors of the Company and their Related Persons may not: (i) purchase Company Securities until thirty (30) days or more have elapsed after a sale of Company Securities or (ii) sell Company Securities until thirty (30) days or more have elapsed after a purchase of Company Securities.

X.
Transactions Not Covered by this Policy.

This policy does not apply to the following categories of transactions, except as specifically noted:

1.
Stock Option Exercises. The exercise of a stock option or other derivative security issued under any of the Company’s equity incentive plans is not covered by this policy. Note that this does not include a subsequent sale of the shares acquired pursuant to the exercise of the option or other derivative security, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, all of which are covered by this policy. The withholding of shares by the Company for tax purposes or to satisfy the exercise price is permitted, so long as the Insider is not in possession of material nonpublic information that the Company otherwise has no knowledge of.

2.
Restricted Stock, Restricted Stock Unit and Performance Stock Unit Awards. Vesting of restricted stock, performance shares, restricted stock units and performance stock units, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any such restricted stock, restricted stock units or performance stock units is not covered by this policy, including the restrictions enumerated in Section IX. The policy does apply, however, to any market sale of Company Securities received upon the vesting of restricted stock, performance shares, restricted stock units and performance stock units; provided that the opposite-way transaction restriction in Section IX.6 do not apply to such market sales of such Company Securities.

3.
Employee Stock Purchase Plan. Purchases of Company Securities in any employee stock purchase plan resulting from periodic contribution of money to the plan pursuant to the election made at the time of enrollment in the plan are not covered by this policy, including the restrictions enumerated in Section IX. This policy does apply, however, to sales of Company Securities purchased pursuant to the plan, and to elections to (i) participate in the plan for any enrollment period, (ii) withdraw early from the plan, and (iii) increase or decrease your contributions during an offering period; provided that the opposite-way transaction restriction in Section IX.6 do not apply to such market sales of such Company Securities.

4.
Rule 10b5-1 Plans. Written trading plans satisfying the requirements of Rule 10b5-1 and approved in advance by the General Counsel and consistent with the Company’s 10b5-1 Guidelines, specifying purchases or sales of securities in amounts, at prices and on dates set forth in the plan, e.g., 200 shares at the market price on the first business day of each month, are not covered by this policy.

5.
Blind Trusts. A “blind trust” for the benefit of Insiders or Related Persons approved in advance by the General Counsel in which complete discretion to execute transactions in Company Securities and Linked Securities is given by the Insider to another person who is not an Insider or Related Person or otherwise subject to this policy

6.
Other Transactions. Any other purchases of Company Securities from the Company or sales of Company Securities to the Company are not subject to this policy, so long as the Insider is not in possession of material nonpublic information that the Company otherwise has no knowledge of. In addition, any transaction specifically approved in writing in advance by the General Counsel is not subject to this policy.

XI.
Procedural Guidelines for Transactions by Officers and Directors

Before each transaction in Company Securities, each executive officer as defined under SEC rules and director is required to contact the Legal Department regarding (i) compliance with Rule 144, if required; and (ii) the preparation of Form 4 to be filed with SEC, if required.

XII.
Confidentiality of Material Non-Public Information

In addition to the trading restrictions, you may not use any material, non-public information, or divulge that information to others, except as required by the legitimate business of the Company or otherwise permitted by rules or regulations of the SEC as determined in consultation with the Company’s Legal Department. The same policy applies to material, non-public information about any other company, including our competitors and suppliers, obtained in the course of employment with the Company.

All outside requests for information, comments or interviews (other than routine product inquiries) which may result in the dissemination of information must be directed to the Legal Department.

XIII.
Policies and Procedures Relating to Company Repurchases

The Board may from time to time authorize the Company to repurchase Company Securities under such terms and conditions that the Board may determine. The Company’s Chief Financial Officer (or his or her designee) shall approve the execution of specific repurchases of the Company Securities in consultation with, and subject to prior clearance from, the General Counsel. Repurchases should be effected (i) when the Company is not aware of material non-public information about the Company or Company Securities, (ii) pursuant to a contract, instruction, or plan that satisfies the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, or (iii) otherwise in compliance with applicable law.

XIV.
Periodic Review and Amendment

The Board shall periodically review this policy. Any amendments to this policy must be approved by the Board, other than ministerial or administrative amendments which may be made by the Legal Department and later presented to the Board.

Please sign the attachment acknowledging that you have read and agree to abide by this policy and return it to Human Resources.

If you have any questions, please contact the Legal Department.

ACKNOWLEDGEMENT

Please sign below acknowledging that you have read and agree to abide by the MarketAxess Holdings Inc. Insider Trading Policy.

I received, reviewed and agree to be bound by the MarketAxess Holdings Inc. Insider Trading Policy.

Dated:

Signature

Name

Title

Return this Acknowledgment to Human Resources.